      As filed with the Securities and Exchange Commission on June 26, 1995

                                            Registration No. 33-________________

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                 _______________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 _______________

                          SEQUUS PHARMACEUTICALS, INC.
       (Exact name of registrant on Form S-3 as specified in its charter)

          DELAWARE                 960 Hamilton Court           94-3031934
(State or Other Jurisdiction  Menlo Park, California 94025   (I.R.S. Employer
      of Incorporation)              (415) 323-9011       Identification Number)

    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                                 _______________
                                DONALD J. STEWART
                             Vice President Finance
                          SEQUUS Pharmaceuticals, Inc.
                               960 Hamilton Court
                          Menlo Park, California 94025
                                 (415) 323-9011
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                                 _______________
                                   COPIES TO:

                             CHRISTOPHER L. KAUFMAN
                                Latham & Watkins
                        505 Montgomery Street, Suite 1900
                      San Francisco, California  94111-2562
                                 (415) 391-0600
                                 _______________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                 _______________
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. / / __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                   __________
                         CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Proposed
                                                                                      Proposed       Maximum
                                                                        Amount         Maximum       Aggregate      Amount of
                   Title of Each Class of                                to be     Offering Price    Offering      Registration
                 Securities to be Registered                          Registered      Per Unit       Price(1)          Fee
- ----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.0001 par value . . . . . . . . . . . . . . .         5,760,039       $7.875       $45,360,308      $15,642
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee, which is calculated in accordance with Rule 457(c) based upon the average of the high and low prices for the Company's Common Stock as reported on the Nasdaq National Market on June 23, 1995.

                                   __________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SEQUUS PHARMACEUTICALS, INC.
                                5,760,039 SHARES

                        COMMON STOCK (PAR VALUE $0.0001)
                              ____________________

     This prospectus ("Prospectus") covers certain shares (the "Shares") of Common Stock, $0.0001 par value (the "Common Stock"), of SEQUUS Pharmaceuticals, Inc. (formerly Liposome Technology, Inc.) ("SEQUUS" or the "Company") held by and acquirable by certain persons ("Selling Stockholders") named in this Prospectus. The Shares covered hereby include 2,223,711 shares of Common Stock held by certain Selling Stockholders, an additional 1,616,163 shares of Common Stock issuable upon conversion of shares of the Company's Series A Convertible Reset Preferred Stock (the "Preferred Stock") held by certain Selling Stockholders and an additional 1,920,165 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock (the "Warrants") held by the Selling Stockholders. See "Selling Stockholders" for information as of the date of this Prospectus with respect to Shares held by or acquirable by the Selling Stockholders. This Prospectus does not cover the transfer of the Preferred Stock or the Warrants themselves. Rather, it covers dispositions of the shares of Common Stock issuable upon conversion or exercise of the Preferred Stock and Warrants. The Selling Stockholders, directly or through agents, dealers, underwriters or market makers, may offer and sell from time to time all or any part of the Shares in amounts and on terms to be determined at the time of sale, including block trades at negotiated prices through market makers, or in the over-the-counter market at quoted market prices then prevailing on the Nasdaq National Market. This Prospectus may be used by the Selling Stockholders or by any broker-dealer who may participate in sales of the Common Stock covered hereby.

           THE PURCHASE OF THE SHARES INVOLVES CERTAIN MATERIAL RISKS.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 4.

     The Shares have been or will be issued by the Company to the Selling Stockholders pursuant to (1) unit purchase agreements dated as of March 24, 1995, or as of April 13, 1995, among the Company and certain Selling Stockholders and (2) unit purchase agreements dated as of May 19, 1995, among the Company and certain other Selling Stockholders. See "Selling Stockholders."

     The Company has agreed to bear all expenses relating to the registration of the Shares, except for underwriting discounts and selling commissions associated with the sale of the Shares, all of which shall be paid by the Selling Stockholders. The Company will not receive any of the proceeds from sales of the Shares.

     The Company's Common Stock is traded over-the-counter on the Nasdaq National Market under the symbol SEQU (formerly LTIZ). On June 23, 1995, the last reported sale price of the Common Stock as reported by Nasdaq was $8.0625 per share.
                              ____________________

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A FEDERAL OFFENSE.
                              ____________________



                  The date of this Prospectus is June 26, 1995.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Shares offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any document referred to herein are not necessarily complete, and in each instance reference is made to such document for a more complete description, and each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549; 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by the Company's Form 10-K/A-1 filed May 1, 1995 and the Company's Form 10-K/A-2 filed May 26, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on May 8, 1987 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and (4) all other documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any documents incorporated into this Prospectus by reference (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to SEQUUS Pharmaceuticals, Inc., 960 Hamilton Court, Menlo Park, California 94025,
Attention: Secretary (telephone (415) 323-9011). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                                TABLE OF CONTENTS

Available Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Information Incorporated by Reference  . . . . . . . . . . . . . . . . . . . . 2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

                                   THE COMPANY

     SEQUUS Pharmaceuticals, Inc. (formerly Liposome Technology, Inc.) is engaged in the development, manufacture, marketing and sale of proprietary liposome and lipid-based pharmaceutical products to treat life-threatening illnesses, including cancer and infectious diseases. Liposome and lipid-based drug delivery offers the potential to improve drug effectiveness and to reduce the side effects associated with certain injectable drugs.

     Liposomes are microscopic spheres formed of thin but durable lipid membranes which regulate the passage of an entrapped drug into the bloodstream over a period of time. The Company's current priority products use proprietary STEALTH-Registered Trademark- liposomes or a colloidal dispersion of lipids to entrap therapeutic agents.

     SEQUUS's near-term product development strategy includes: (i) obtaining approval from the U.S. Food and Drug Administration (the "FDA") of New Drug Applications ("NDAs") for its key products, AMPHOCIL-TM-(1) and DOXIL-Registered Trademark-(2), and of Marketing Authorization Application dossiers from regulatory agencies in non-U.S. markets; (ii) completing the full clinical development, registration and expanded labeling of these products for a range of indications; (iii) exploring additional applications for DOXIL Technology; and
(iv) creating advanced technology for future products.

     STEALTH-Registered Trademark- and DOXIL-Registered Trademark- are trademarks of the Company and are used throughout this Prospectus to describe, respectively, the Company's proprietary long-circulating liposomes and its pegylated liposomal doxorubicin hydrochloride product. The Company has filed for registration of the AMPHOCIL-TM- tradename used throughout this Prospectus to describe the Company's proprietary amphotericin B product.

     The Company, under the name Liposome Technology, Inc., was founded in 1981 and was reincorporated in Delaware in 1987. Effective June 26, 1995, the Company changed its name to SEQUUS Pharmaceuticals, Inc. Its principal offices are located at 960 Hamilton Court, Menlo Park, California 94025, and its telephone number is (415) 323-9011.





___________________________________
(1) Also called Amphotec-TM- and ABCD.
(2) Also called DOX-SL-TM- and S-Dox.

                                  RISK FACTORS

REFERENCE IS MADE TO THE COMPANY'S FILINGS ON FORMS 10-K AND 10-Q ON AND AFTER THE DATE OF THIS PROSPECTUS FOR UPDATING AND MODIFICATIONS OF THE FOLLOWING RISK FACTORS.

HISTORY OF OPERATING LOSSES: NEED FOR ADDITIONAL FINANCING

     The Company to date has generated limited revenues. There can be no assurance that SEQUUS' revenues from product sales will be significant or sufficient to fund operations. The Company has incurred losses in each year since its inception and has accumulated approximately $109 million in net losses through March 31, 1995. Owing to expenditures associated with self-funded research, preclinical and clinical programs, marketing expenses and other activities related to obtaining approval and achieving commercialization of its products, the Company expects operating losses to continue for a number of years. Additional financing will be required to continue the clinical testing, manufacturing and marketing on a commercial basis of the Company's products currently under development. There can be no assurance that such financing will be available on acceptable terms, if at all. The unavailability of such financing could delay or prevent the development and marketing of some or all of the Company's products.


DEVELOPING TECHNOLOGY; NO PROOF OF MARKET ACCEPTANCE

     Although liposome and lipid-based products have been approved for sale in certain European countries, no therapeutic product based on liposome or lipid-based technology is presently commercially available in the U.S. Each of SEQUUS' products must be clinically tested, approved for use by appropriate government agencies and manufactured in commercial quantities before marketing can be undertaken. Unanticipated side effects or unfavorable publicity concerning any product incorporating liposome or lipid-based technologies could have an adverse effect on the Company's ability to obtain physician, patient or third-party payer acceptance and to sell products using the same or similar technology. There can be no assurance as to the Company's ability, or the length of time required, to achieve commercialization of the Company's products or that physicians, patients or third-party payers will accept liposome products as readily as traditional forms of medication or at all.


NO ASSURANCE OF REGULATORY APPROVALS

     The Company's products are subject to rigorous preclinical and clinical testing and approval by the FDA and by comparable agencies in other countries and, to a lesser extent, by state regulatory authorities prior to marketing.
The process of conducting clinical trials and obtaining regulatory approval for a product typically takes a number of years and involves significant expenditures. Following the grant of any regulatory approval for a product, the Company remains subject to continuing review from the applicable regulatory body. Later discovery of previously unknown problems may result in restrictions on a product's future use or withdrawal of the product from the market.


DOXIL REGULATORY STATUS

     In September 1994, SEQUUS filed an NDA with the FDA seeking approval to market DOXIL for treating AIDS-KS patients who have failed or are intolerant to conventional combination chemotherapy. In February 1994, the FDA's Oncologic Drugs Advisory Committee ("ODAC") recommended that the FDA not approve DOXIL under its regular approval procedures but did recommend that the FDA approve DOXIL under Subpart H of 21 CRF Ch 1
Section 314.5000 et seq. Accelerated Approval of New Drugs for Serious or Life-Threatening Illnesses ("FDA Accelerated Approval Procedures"). Under the FDA Accelerated Approval Procedures, such approval, if granted by the FDA, will be subject to the additional requirement that following product launch, the Company continue to study the drug to verify and describe its clinical benefit.
Approval by the FDA of the DOXIL NDA is dependent upon numerous factors, including approval of prescribing information, the FDA's inspection and approval of the Company's facilities, processes and procedures related to the development and manufacture of the drug and similar inspection and approval of the Company's suppliers, subcontractors and contract manufacturer. Some of these activities have been completed. Prior to product launch, which SEQUUS is in the process of planning, the Company and the FDA must also reach agreement on the Company's promotional materials. There can be no assurance that the DOXIL NDA will be approved on a timely basis, if at all, and under FDA Accelerated Approval Procedures, the FDA may withdraw approval on an expedited basis following product launch if the Company fails to show due diligence in conducting post-marketing studies or if these studies fail to demonstrate clinical benefit to the FDA's satisfaction.

     In December 1994, the Company submitted Marketing Authorization Applications ("MAAs") for DOXIL in the European Union ("EU") countries seeking approval to use DOXIL in the first-line treatment of AIDS-KS. The MAA submissions were made in accordance with the Committee on Proprietary and Medicinal Products ("CPMP") "High Technology List B Concertation Procedures" procedures. Under the List B procedures, a company is allowed to file for marketing approval simultaneously in all EU countries and one EU country acts as so-called rapporteur to coordinate the review process. The U.K. Medicines Control Agency will act as rapporteur for DOXIL. There can be no assurance that the CPMP, which is composed of representatives from the respective regulatory bodies in the EU countries, will determine that the Company's clinical data have provided evidence of safety and efficacy in humans adequate to support approval or that any of the MAAs will be approved on a timely basis, if at all.


AMPHOCIL REGULATORY STATUS

     In June 1994, SEQUUS submitted MAAs for AMPHOCIL in Finland, Sweden and the ten EU countries where MAAs had not previously been filed. The submissions were made in accordance with CPMP "Multistate" procedures. In October 1994, the Company received a list of questions raised by the member countries. The Company is developing additional data to respond to these questions, and it plans to file the additional data with the CPMP as soon as practicable. There can be no assurance that the Company's responses will be filed in a timely manner or that, if filed, the responses will adequately address the issues raised by the member countries, that the CPMP will recommend approval based on the responses, or that any member country will approve AMPHOCIL.

     As soon as practicable, the Company intends to file an NDA for AMPHOCIL based upon certain data from open label clinical trials. There can be no assurance that the Company's NDA for AMPHOCIL will be accepted for filing by the FDA, that the FDA will determine that the Company's NDA provides sufficient evidence of safety and efficacy in humans adequate to support FDA approval or that the NDA will be approved on a timely basis, if at all.

OTHER PRODUCTS

     Similarly, there can be no assurance that if the Company files for regulatory approvals of other products in the U.S. or abroad, the relevant regulatory body will accept the Company's application, approve the product for commercial sale in the subject jurisdiction or that, if approved, it will be economically feasible for the Company to commercialize any such product.


LIMITED FACILITIES, MANUFACTURING AND MARKETING EXPERIENCE

     The Company's current facilities and staff are inadequate for the large-scale production and marketing of its products under development. The Company also has limited experience in clinical development of therapeutic products, currently lacks the financial resources to commercialize and sell products and has no experience in marketing products. There can be no assurance that the Company will be successful in conducting additional clinical development or in manufacturing and marketing its products.


DEPENDENCE ON THIRD-PARTY DISTRIBUTOR AND AGENTS

     To date, all of the Company's product revenues have come from sales either to a third-party distributor (Zeneca Limited ("Zeneca")) or through third-party agents. In 1994, ninety-one percent (91%) of the Company's product revenues came from sales of AMPHOCIL to Zeneca, and a portion of those sales represented pipeline-filling orders. As a consequence of this current dependence on a single customer, and unless and until the Company receives any approvals for and begins to sell DOXIL, the Company's future product revenues are largely dependent on Zeneca's success in selling AMPHOCIL, Zeneca's assessment of the timing and likelihood of additional approvals for AMPHOCIL and on Zeneca's assessment of its inventory requirements. There can be no assurance that these or other factors could not lead to substantial fluctuations in the Company's product revenues from period to period.


DEPENDENCE ON THIRD-PARTY MANUFACTURER; MANUFACTURING RISKS

     The Company's present manufacturing capabilities are limited. The Company is dependent on a U.S. based contract manufacturer, Ben Venue Laboratories, Inc., to manufacture commercial-scale quantities of AMPHOCIL and DOXIL pursuant to supply agreements. There can be no assurance, however, that the contract manufacturer will continue to meet FDA standards for the manufacture of these products. There are only a limited number of other manufacturers with the capability of manufacturing AMPHOCIL and DOXIL, and any alternative manufacturer would require regulatory qualification to manufacture the product. In the event of any interruption of supply from the contract manufacturer due to regulatory or other causes, there can be no assurance that the Company could make alternative manufacturing arrangements.

     To date, the Company and the contract manufacturer have manufactured twelve commercial-scale batches of DOXIL, including the three registration batches which are required as part of the FDA's approval process, but there can be no assurance that DOXIL can consistently be produced in accordance with specifications. Similarly, there can be no assurance that the Company will be able to meet routinely its manufacturing goals in a timely manner or to the continuing satisfaction of regulatory agencies.

RAW MATERIALS

     Although the Company has supply agreements in place with the suppliers of its key raw materials, the number of alternative qualified suppliers of key raw materials required for the manufacture of AMPHOCIL and DOXIL is limited. There can be no assurance that the Company could make alternative supply arrangements in the event of a supply interruption on commercially reasonable terms, if at all.


COMPETITION AND TECHNOLOGICAL CHANGE

     The drugs being developed by the Company compete with existing and new drugs. Many companies, including established pharmaceutical and chemical companies, and university-related entities both in the U.S. and abroad are developing products based on improved drug delivery technologies. Some of these companies are active in liposome and lipid-based research and product development and many have financial and technical resources and production and marketing capabilities substantially greater than those of the Company. In addition, most such companies have had significantly greater experience than the Company in preclinical and clinical development activities and in obtaining regulatory approval to manufacture and market pharmaceutical products. The Liposome Company ("TLC") is dedicated primarily to liposomal drug development, and NeXstar Pharmaceuticals, Inc. ("NeXstar"), which incorporates a predecessor company, Vestar, Inc. ("Vestar"), devotes a significant portion of its resources to liposomal drug development. In certain European countries, NeXstar currently sells a liposomal amphotericin B product from which it recorded over $40 million in sales in 1994, and with which SEQUUS expects AMPHOCIL to compete. In addition, TLC has submitted MAAs for a liposomal amphotericin B product in certain of these countries and has received approval for its product in the UK. Although the exact impact of the competition from NeXstar and TLC is uncertain, SEQUUS believes that such competition may reduce SEQUUS's product revenues and that competition in all pharmaceutical products and in all forms of drug delivery will continue to be intense. There can be no assurance that other pharmaceutical companies will not develop more effective drug delivery technologies than, or will not produce products superior to, those of the Company.


DEPENDENCE ON KEY PERSONNEL

     The Company's success depends largely upon its ability to attract and retain qualified scientific, engineering, manufacturing, sales and marketing and management personnel. The Company faces competition for such personnel from other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining such personnel.


PATENTS AND TRADE SECRETS

     There has been increasing litigation in the biomedical, biotechnology and pharmaceutical industries with respect to the manufacture, use and sale of new therapeutic products that are the subject of conflicting patent rights. There can be no assurance that any patents owned or controlled by the Company will protect SEQUUS against further infringement litigation or afford commercially significant protection of SEQUUS' technology. The majority of the Company's patents have not yet been tested in court to determine their validity and scope. Moreover, the patent laws of foreign countries differ from those of the U.S. and the degree of protection, if any, afforded by foreign patents may, therefore, be different.

     The Company has been required to defend itself in patent litigation in the past and the uncertainties inherent in any other lawsuits that may be commenced in the future with respect to any alleged patent infringement by the Company make the outcome of any such litigation difficult to predict. There can be no assurance that the Company will be successful in any such litigation, and a judgment adverse to the Company in any such litigation could adversely affect the Company. Moreover, the expense of such litigation could adversely affect the Company, whether or not the Company is successful in such litigation.

     In October 1991, the Company received a letter from TLC alleging that DOXIL infringes two TLC patents (the "TLC Patents") relating to lyophilization (freeze-drying) of liposomes. The Company's current DOXIL formulation is not lyophilized and therefore does not infringe the TLC Patents. In addition, the Company had previously asked its patent counsel to review, among other things, the TLC Patents. In September 1991, such counsel delivered an opinion to the Company that, among other things, SEQUUS's doxorubicin products do not infringe any valid claim under either of the TLC Patents. However, no assurance can be given that TLC will not make a claim against SEQUUS with respect to the TLC Patents. In December 1994 in a case involving TLC and Vestar the U.S. District Court in Wilmington, Delaware, found one of the two TLC patents invalid and ordered it revoked.

     In November 1991, the Company received a letter from TLC bringing to SEQUUS's attention TLC's U.S. Patent No. 5,059,591 (the "'591 Patent") containing claims directed to amphotericin B/sterol compositions and their method of use. Subsequently, SEQUUS's patent counsel delivered an opinion to the Company that, among other things, AMPHOCIL does not infringe any claim of the '591 Patent. However, no assurance can be given that TLC will not make a claim against SEQUUS with respect to the '591 Patent.

     The Company has a practice of monitoring patents and other developments in the liposome field. To the extent that the Company becomes aware of patents of other parties which the Company's processes or products might infringe, it is the Company's practice to seek review of such patents by the Company's patent counsel. In accordance with this practice, the Company's patent counsel has reviewed a patent issued to TLC in January 1992 (the "Loading Patent") which covers, among other things, a process related to the loading of therapeutic drug into liposomes. The Company's patent counsel has rendered an opinion that, if certain elements of the claims of the Loading Patent can be proved to exist in certain of SEQUUS's products, such products may be found to infringe the Loading Patent. The Company's patent counsel has, however, rendered an opinion that the Loading Patent should be held invalid and/or unenforceable on a variety of grounds. The Company continues to proceed in product development in reliance on this opinion. Such opinion does not, however, prevent TLC from commencing litigation to enforce the Loading Patent, and no assurance as to the outcome of such litigation can be given.

     The Company's patent counsel has also rendered advice with respect to all other patents which have been referred to such patent counsel that the Company's products do not infringe any valid claim under such patents. Such advice does not, however, prevent any third party from commencing litigation to enforce such patents.

     Other public and private concerns control patents covering technology potentially useful or necessary to the Company. The scope and validity of such patents, the extent to which the Company may wish or need to acquire licenses under such patents, and the cost or availability of such licenses, are currently unknown. The Company relies on unpatented knowledge, and others may be able to obtain access to, or independently develop, such expertise.

PRODUCT LIABILITY

     Testing, manufacturing and marketing of the Company's products will entail risk of product liability. There can be no assurance that the amount of insurance the Company has obtained against the risk of product liability will be adequate, that the amount of such insurance can be renewed or that the amount and scope of any coverage obtained will be adequate to protect the Company in the event of a successful product liability claim. The Company's business could be adversely affected by a successful product liability claim.


HEALTH CARE REFORM: UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT

     The levels of revenues and profitability of biotechnology and pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control health care costs. President Clinton and members of Congress introduced proposals to the 103rd Congress for the comprehensive reform of the nation's health care system. Some of the proposed legislation contained measures intended to control public and private spending on health care as well as to provide universal public access to the health care system. In addition, some of the proposed legislation included limitations on Medicare and Medicaid reimbursement for drugs and called for the creation of a committee to monitor and evaluate the pricing of new drugs. Although no legislation was ultimately passed by the 103rd Congress, federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in their respective jurisdictions, including reforms that may affect the pharmaceutical industry. It is uncertain what new legislative proposals, if any, might be adopted or what actions federal, state or third-party payers may take in response to any health care reform proposals or legislation. The Company cannot predict the effect health care reforms may have on its business or the business of its collaborators.

     In the United States and elsewhere, sales of therapeutic products are dependent in part on the availability of reimbursement from third-party payers, such as government and private insurance plans. These third-party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a profitable basis.


VOLATILITY OF STOCK PRICE

     The market price of the Common Stock, like the stock prices of many publicly traded biotechnology companies, has been and may continue to be highly volatile. A variety of events, both concerning and unrelated to the Company and the biotechnology industry, may have a significant negative impact on the market price of the Common Stock. Although the Common Stock trades on the Nasdaq National Market, the trading volume has fluctuated and at times has been quite low. Any large sale of shares of the Company could have a significant adverse effect on the market price of the Common Stock.

                              SELLING STOCKHOLDERS

     MARCH-APRIL 1995 PREFERRED UNIT PRIVATE PLACEMENT. Certain Selling Stockholders acquired shares of Preferred Stock and Warrants to purchase Common Stock pursuant to unit purchase agreements (the "Preferred Agreements"), dated as of March 24, 1995 or as of April 13, 1995, among the Company and those Selling Stockholders (the "Preferred Unit Purchasers"). The Preferred Unit Purchasers purchased a total of 480,000 units (each, a "Preferred Unit," and collectively, the "Preferred Units") at a price of $25.00 per Preferred Unit. Each Preferred Unit consisted of one share of the Company's Series A Convertible Reset Preferred Stock convertible into 3.367 shares of Common Stock (subject to certain adjustments) and a Warrant to purchase 1.684 shares of Common Stock for $7.425 per share (subject to certain adjustments). The Warrants issued as part of the Preferred Units were not exercisable until June 1, 1995, and the Preferred Stock issued as part of the Preferred Units were not convertible until sixty days following the date of issuance of such shares of Preferred Stock.

     Robertson, Stephens & Company, L.P., itself a Preferred Unit Purchaser, acted as placement agent for the Company in connection with the private placement of the Preferred Units. For the performance of such services Robertson, Stephens & Company, L.P., was paid a fee by the Company.

     The Preferred Unit Purchasers represented in the Preferred Agreements that they were accredited investors and were purchasing the Preferred Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants and upon conversion of the Preferred Stock for investment and not with a view to, or for a sale in connection with, any distribution within the meaning of the Securities Act. The Preferred Agreements require the Company to file a registration statement under the Securities Act with respect to the resale of the applicable Shares. The Preferred Agreements also require the Company to use its best efforts, including the preparation and filing of appropriate amendments and supplements to the registration statement, to keep the registration statement effective until all of the Shares held, or acquirable by, the Preferred Unit Purchasers are resold or until March 30, 2001, whichever is earlier.

     Because the Preferred Unit Purchasers may sell all or some portion of the Shares covered by this Prospectus, no estimate can be given as to the number of Shares and the percentage of outstanding Common Stock that will be held by any of them after any particular sale.

     MAY 1995 COMMON STOCK AND WARRANT PRIVATE PLACEMENT. Certain other Selling Stockholders acquired Common Stock and Warrants to purchase Common Stock pursuant to unit purchase agreements (the "Common Agreements"), dated as of May 19, 1995, among the Company and those Selling Stockholders (the "Common Unit Purchasers"). The Common Unit Purchasers purchased a total of 2,223,711 units (each, a "Common Unit", and collectively, the "Common Units") at a price of $6.7571 per Common Unit. Each Common Unit consisted of one share of Common Stock and a Warrant to purchase one-half additional share of Common Stock for $7.4328 per share (subject to certain adjustments). The Warrants issued as part of the Common Units may not be exercised before May 26, 1996, and the holder of any such Warrant may not exercise it unless such holder represents that neither such holder nor any person controlled by, controlling or under common control with such holder sold during the period May 25, 1995 through May 25, 1996 any securities relating to the Company including without limitation any sales of Common Stock, purchases of puts, sales of calls, short sales, other transactions involving derivative securities or sales of other equity securities of the Company.

     The Common Unit Purchasers represented in the Common Agreements that they were accredited investors and were purchasing the Common Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants for investment and not with a view to, or for a sale in connection with, any distribution within the meaning of the Securities Act. The Common Agreements require the Company to file a registration statement under the Securities Act with respect to the resale of the applicable Shares. The Common Agreements also require the Company to use its best efforts, including the preparation and filing of appropriate amendments and supplements to the registration statement, to keep the registration statement effective until all of the Shares held, or acquirable by, the Common Unit Purchasers are resold or until March 30, 2001, whichever is earlier.

     Because the Common Unit Purchasers may sell all or some portion of the Shares covered by this Prospectus, no estimate can be given as to the number of Shares and the percentage of outstanding Common Stock that will be held by any of them after any particular sale.

                                     *  *  *

     The following table and accompanying footnotes identify each Selling Stockholder and based upon information provided to the Company, set forth information as of May 31, 1995 with respect to the Shares held by or acquirable by, as the case may be, each Selling Stockholder and the shares of Common Stock owned by the Selling Stockholders which are not covered by this Prospectus.


                                                                              Number of Shares
                                                         Number of Shares      Acquirable Upon      Other Shares
      Selling Shareholder                Number of        Acquirable Upon       Conversion of      of Common Stock     Percent of
      -------------------               Shares Held      Warrant Exercise      Preferred Stock        Owned(1)          Class(2)
                                        -----------      ----------------     ----------------     ---------------     ----------
American Variable Insurance                       0                40,416               80,808            0                  *
Growth Fund(3)

BankInvest(4)                                     0                33,680               67,340            0                  *

Biotechnology Value Fund, L.P.                    0                11,788               23,569            0                  *

BT Holdings                                       0               168,400              336,700            0                2.3%

Edna Cader Budde Trust U/A/D                  3,699                 1,849                    0            0                  *
04/30/86

Buttonwood Partners                               0                11,451               22,896            0                  *

Clark Callander(5)                                0                   168                  337            0                  *

Farah Champsi(5)                                  0                   168                  337            0                  *

Nora F. Chiang U/A/D 12/02/92                 5,179                 2,589                    0            0                  *
Chiang Family Trust

Dennis Choy ("Choy Man Kin")                 14,799                 7,399                    0            0                  *

Clarion Capital Corp.                        59,196                56,542               53,872            0                  *

Clarion Partners                             14,799                 7,399                    0            0                  *

DHB Capital Group, Inc.                      44,397                35,670               26,936            0                  *

Brendan Dyson(5)                                  0                 1,684                3,367            0                  *

East Asia Asset Management                   17,400                 8,700                    0            0                  *
Company Limited

Essex Special Growth                              0                16,840               33,670            0                  *
Opportunities

Charles Engelberg(6)                         12,579                 6,289                    0            0                  *

Claire Engelberg                             14,799                 7,399                    0            0                  *


                                       11


                                                                              Number of Shares
                                                         Number of Shares      Acquirable Upon      Other Shares
      Selling Shareholder                Number of        Acquirable Upon       Conversion of      of Common Stock     Percent of
      -------------------               Shares Held      Warrant Exercise      Preferred Stock        Owned(1)          Class(2)
                                        -----------      ----------------     ----------------     ---------------     ----------
Tan Eng-Soon                                 73,996                36,998                    0            0                  *

Johnston Evans IRA DTD                        2,000                 1,000                    0      593,815(7)             2.7%
4/12/91

Lisa Evans                                    2,000                 1,000                    0            0                  *

William A. Fleckenstein                       5,000                 2,500                    0            0                  *

Richard Gaston, M.D.                          9,471                 4,735                    0        1,300                  *

Marc & Ingrid Gelman                          3,700                 1,850                    0        3,000                  *

Grace Brothers, Ltd.                              0                16,840               33,670            0                  *

John Grillos(5)                                   0                   337                  673            0                  *

H&Q Healthcare Investors                          0                74,096              148,148            0                1.0%

H&Q Life Sciences Investors                       0                60,624              121,212            0                  *

HSBC International Trustee                  147,992                73,996                    0            0                1.0%
Account #006-093256-407

John R. Hillsman                             10,000                 5,000                    0            0                  *

Hofung Holdings Limited                     147,990                73,995                    0            0                1.0%

Hollis Capital                               20,718                10,359                    0       10,000                  *

Lee Hou-Sheng                                44,395                22,197                    0            0                  *

Chang Jen Huang                               6,748                 3,374                    0            0                  *

Ha Lin Yip Huang                              6,748                 3,374                    0            0                  *

Agnes Hung TR U/A/D 09/07/93                 10,359                 5,179                    0          800                  *

Eugene Hung TR U/A May 2                     51,797                25,898                    0            0                  *
91 - Eugene Yiu Sing Hung &
Pui-Ching Hung Trust

John T. S. Hung, Trustee                      8,395                 4,197                    0            0                  *
U/A 04/21/91

Hung Kwong International Ltd.                38,163                19,081                    0            0                  *

Siew Yoong Hung, Custodian
  Edmund Hung, under the CA
  Unit Transfer to Minors Act                 1,000                   500                    0            0                  *

Siew Yoong Hung, Custodian
  Jeremy Hung, under the CA
  Unit Transfer to Minors Act                 1,000                   500                    0            0                  *

Siew Yoong Hung, Custodian
  Jonathan Hung, under the CA
  Unit Transfer to Minors Act                 1,000                   500                    0            0                  *

Hungsland Holdings, Inc.                     10,359                 5,179                    0        3,000                  *

Ed Hurwitz(5)                                     0                   337                  673            0                  *


                                       12


                                                                              Number of Shares
                                                         Number of Shares      Acquirable Upon      Other Shares
      Selling Shareholder                Number of        Acquirable Upon       Conversion of      of Common Stock     Percent of
      -------------------               Shares Held      Warrant Exercise      Preferred Stock        Owned(1)          Class(2)
                                        -----------      ----------------     ----------------     ---------------     ----------
Investment 10 L.L.C.                              0                 5,052               10,101            0                  *

Jackson Hole Investments                      3,750                 1,875                    0            0                  *
Acquisitions, L.P.

Christopher L. Kaufman Trust(8)                   0                 3,368                6,734        1,570                  *

Sy Kaufman                                        0                 1,347                2,694            0                  *

Victor Lee                                  192,390                96,195                    0       60,000                1.6%

Lehman Brothers, a/c                         60,000                30,000                    0            0                  *
Michael T. Jackson Trust a/c
# 732-20643-20

Nai-ping Leung                               32,594                16,297                    0            0                  *

Virginia Leung                                9,884                 4,942                    0            0                  *

Leung Ping Chiu                              14,797                 7,398                    0            0                  *

Chi-Ich Tran Su Hua Li                        4,439                 2,219                    0        1,500                  *

David Ma                                     73,996                36,998                    0            0                  *

Man-In Enterprises, Inc.                     10,359                 5,179                    0            0                  *

Allen Mark                                      700                   350                    0            0                  *

Alice Mark                                      700                   350                    0            0                  *

Michael McCaffery(5)                              0                 1,347                2,694            0                  *

Richard C. E. Morgan(9)                       2,000                 1,000                    0      641,815(10)            2.9%

Anthony Ng or Cindy Ng                      147,989                73,994                    0            0                1.0%

Old Court Limited                           147,992                73,996                    0            0                1.0%

Oracle Institutional Partners, L.P.               0                 2,526                5,051            0                  *

Oracle Partners, L.P.                             0                49,678               99,327            0                  *

Sam Oracle Fund, Inc.                             0                15,156               30,303            0                  *

The Lewis E. and Martha E.                        0                 4,042                8,081            0                  *
Randall Living Trust

David Reilly(5)                                   0                   674                1,347            0                  *

Robertson, Stephens &                             0                36,576               73,131            0                  *
Company, L.P.(11)

SBSF Biotechnology Fund, L.P.                     0                33,680               67,340            0                  *

Paul J. Siegel                                4,000                 2,000                    0        3,000                  *

Christopher C. H. Sin                        14,799                 7,399                    0            0                  *

SMALLCAP World Fund, Inc.(12)                     0                80,832              161,616            0                1.1%

Pamela D. Smith                                   0                 4,042                8,081            0                  *


                                       13


                                                                              Number of Shares
                                                         Number of Shares      Acquirable Upon      Other Shares
      Selling Shareholder                Number of        Acquirable Upon       Conversion of      of Common Stock     Percent of
      -------------------               Shares Held      Warrant Exercise      Preferred Stock        Owned(1)          Class(2)
                                        -----------      ----------------     ----------------     ---------------     ----------
Michael Stark(5)                                  0                 3,031                6,061            0                  *

SBC Capital Markets Inc.                          0                33,680               67,340            0                  *

Tung Tai Finance Ltd.                       379,995               189,997                    0            0                2.6%

Nina Wang                                   300,000               150,000                    0            0                2.1%

West Highland International                       0                 4,042                8,081            0                  *

West Highland Partners, L.P.                      0                51,867              103,704            0                  *

Bill Wisialowski(5)                               0                   135                  269            0                  *

Wolfensohn Partners L.P.                     26,250                13,125                    0      565,565(13)            2.8%

Ken Yamamoto, M.D.                            7,399                 3,699                    0            0(14)              *
                                       ------------          ------------         ------------                          ------

                                          2,223,711             1,920,165            1,616,163                            23.1%
                                       ------------          ------------         ------------                          ------
                                       ------------          ------------         ------------                          ------

_________________
*    Less than one percent.

(1) Includes shares of Common Stock owned by the Selling Stockholders which are not covered by this Prospectus.

(2) Includes all shares of Common Stock owned by the Selling Stockholder whether covered by this Prospectus or not, and assumes named Selling Stockholder has exercised all outstanding warrants and has converted all shares of Preferred Stock and that no other person has exercised any outstanding warrants or has converted any shares of Preferred Stock. Percentage figures are based upon the total number of shares of Common Stock outstanding as of May 31, 1995: 21,379,111 shares.

(3) American Variable Insurance Growth Fund's shares of Preferred Stock and Warrants are held in the name of its nominee, Waterbath & Co.

(4) BankInvest's shares of Preferred Stock and Warrants are held in the name of its nominee, Danske & Co.

(5) These individuals are partners of Robertson, Stephens & Company, L.P. See note (11) below.

(6) Charles Engelberg acted as the "finder" for the May 1995 Common Stock and Warrant Private Placement, and the Company paid him a fee for his services.

(7) Includes the 26,250 shares of Common Stock purchased by Wolfensohn Partners L.P. pursuant to one of the Common Agreements and 565,565 shares of Common Stock held by Wolfensohn Associates L.P. and not covered by this Prospectus. Wolfensohn Partners L.P. is the general partner of Wolfensohn Associates L.P. and Mr. Evans is a general partner of Wolfensohn Partners L.P. Therefore, Mr. Evans may be deemed to beneficially own such shares. Mr. Evans disclaims beneficial ownership of any amount of such shares that exceeds his pecuniary interest. Mr. Evans shares voting and dispositive control of such shares with the other general partners of Wolfensohn Partners L.P. Mr. Evans holds the remaining 2,000 shares personally and not in his IRA account.

(8) Christopher L. Kaufman is a partner of Latham & Watkins, which has passed upon certain legal matters for the Company. See "Legal Matters."

(9)  Mr. Morgan is a director of the Company.

(10) Includes 50,000 shares of Common Stock issuable pursuant to immediately exercisable options. Also includes the 26,250 shares of Common Stock purchased by Wolfensohn Partners L.P. pursuant to one of the Common Agreements and 565,565 shares of Common Stock held by Wolfensohn Associates L.P. and not covered by this Prospectus. Wolfensohn Partners L.P. is the general partner of Wolfensohn Associates L.P. and Mr. Morgan is a general partner of Wolfensohn Partners L.P. Therefore, Mr. Morgan may be deemed to beneficially own such shares. Mr. Morgan disclaims beneficial ownership of any amount of such shares that


                                       14

     exceeds his pecuniary interest. Mr. Morgan shares voting and dispositive control of such shares with the other general partners of Wolfensohn Partners L.P.

(11) Robertson, Stephens & Company, L.P., acted as placement agent for the Company's March-April 1995 Preferred Unit Private Placement of units, which included certain of the Shares covered by this Prospectus. The Company paid Robertson, Stephens & Company, L.P., a fee for its services. See "Selling Stockholders -- March-April 1995 Private Placement."

(12) SMALLCAP World Fund's shares of Preferred Stock and Warrants are held in the name of its nominee, Kane & Co.

(13) Includes 565,565 shares of Common Stock held by Wolfensohn Associates L.P. and not covered by this Prospectus. Wolfensohn Partners L.P. is the general partner of Wolfensohn Associates L.P. Therefore, Wolfensohn Partners, L.P., may be deemed to beneficially own such shares. Wolfensohn Partners L.P. disclaims beneficial ownership of any amount of such shares that exceeds its pecuniary interest.

(14) Dr. Yamamoto is a trustee and one of the beneficiaries of the Kenneth S. Yamamoto, M.D. Target Benefit Pension Plan (the "Pension Plan"). The Pension Plan holds 6,000 shares of Common Stock not covered by this Prospectus. Dr. Yamamoto disclaims beneficial ownership of any amount of such Common Stock that exceeds his pecuniary interest in the pension plan.


                              PLAN OF DISTRIBUTION

     All or any part of the Shares may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest, directly or through brokers, agents or dealers who may receive compensation in the form of commissions. The Shares may be sold in the over-the-counter market on the Nasdaq National Market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated, including block trades at negotiated prices. Any such brokers, agents or dealers who effect a sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act.

     The Company has advised each Selling Stockholder that he or she and any such brokers, dealers or agents who effect a sale of the Shares are subject to the prospectus delivery requirements under the Securities Act. The Company also has advised each Selling Stockholder that in the event of a "distribution" of his Shares, such Selling Stockholder and any broker, agent or dealer who participates in such distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-6.

     In connection with distributions of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell the Common Stock short and deliver the Shares to close out such short positions. The Selling Stockholders also may enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer such Shares. The Selling Stockholders also may loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default may sell or otherwise transfer the pledged Shares.

     The Company will pay substantially all of the expenses incident to the registration of the Shares, estimated to be approximately $70,000.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Shares offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California. Christopher L. Kaufman, a partner of Latham & Watkins, is a Selling Stockholder. See "Selling Stockholders."


                                    EXPERTS

     The financial statements of SEQUUS Pharmaceuticals, Inc. (formerly Liposome Technology, Inc.) appearing in SEQUUS Pharmaceuticals, Inc.'s (formerly Liposome Technology, Inc.) Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:


           Securities and Exchange Commission Fee. . . . . . . . . . . .$ 15,642
          *Accounting Fees and Expenses. . . . . . . . . . . . . . . . .   5,000
          *Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . . .   2,000
          *Legal Fees and Expenses . . . . . . . . . . . . . . . . . . .  40,000
          *Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .   7,358
                                                                         -------

               *Total. . . . . . . . . . . . . . . . . . . . . . . . . .  70,000
                                                                         -------
                                                                         -------

__________
* Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has the power, pursuant to Section 145 of the Delaware General Corporation Law, to limit the liability of its directors from certain breaches of fiduciary duty and to indemnify its directors, officers and other persons for certain acts.

     Articles NINTH and TENTH of the Company's Restated Certificate of Incorporation provide as follows:

     "NINTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     TENTH:

     A.  RIGHT TO INDEMNIFICATION

     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Law permitted the corporation to provide prior to such amendment) against all expenses, liability and loss including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; PROVIDED, HOWEVER, that the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition; PROVIDED, HOWEVER, that the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

     B.  RIGHT OF CLAIMANT TO BRING SUIT

     If a claim under Paragraph A of Article TENTH is not paid in full by the corporation within ninety (90) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, and the burden of proving that such standards were met shall be on the claimant. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

     C.  NON-EXCLUSIVITY OF RIGHTS

     The rights conferred on any person by Paragraphs A and B of Article TENTH shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     D.  INSURANCE

     The corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS:

          3.1    Restated Certificate of Incorporation.

          3.1.1 Certificate of Ownership and Merger of SEQUUS Pharmaceuticals, Inc. into Liposome Technology, Inc.

          4.2 By-Laws, filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-43672) and incorporated herein by reference.

          5      Opinion of Latham & Watkins.

          23.1   Consent of Ernst & Young LLP.

          23.2   Consent of Latham & Watkins (included in Exhibit 5).

          24     Powers of Attorney.


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MENLO PARK, STATE OF CALIFORNIA ON JUNE 26, 1995.


                                        SEQUUS PHARMACEUTICALS, INC.

                                        By    /s/ Nicolaos V. Arvanitidis
                                           -------------------------------------
                                                 Nicolaos V. Arvanitidis
                                                 CHAIRMAN OF THE BOARD AND
                                                 CHIEF EXECUTIVE OFFICER



     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by each of the following persons in the capacities and on the dates indicated.


           SIGNATURE                          TITLE                    DATE
           ---------                          -----                    ----

  /s/ Nicolaos V. Arvanitidis
- -------------------------------
   (Nicolaos V. Arvanitidis)    Chairman of the Board and Chief    June 26, 1995
                                Executive Officer

  /s/ Donald J. Stewart                                            June 26, 1995
- ------------------------------- Vice President, Finance
      (Donald J. Stewart)       (Principal Accounting Officer and
                                acting Principal Financial Officer)

               *
- -------------------------------
       (Robert G. Faris)        Director                           June 26, 1995

               *
- -------------------------------
      (Robert B. Shapiro)       Director                           June 26, 1995

               *
- -------------------------------
     (I. Craig Henderson)       Director                           June 26, 1995

               *
- -------------------------------
     (Richard C.E. Morgan)      Director                           June 26, 1995

               *
- -------------------------------
      (E. Donnall Thomas)       Director                           June 26, 1995


*  By:  /s/ Sally A. Davenport
        ------------------------------------
        Sally A. Davenport, Attorney-In-Fact

                                  EXHIBIT INDEX


     3.1     Restated Certificate of Incorporation.

     3.1.1 Certificate of Ownership and Merger of SEQUUS Pharmaceuticals, Inc. into Liposome Technology, Inc.

     4.2 By-Laws, filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-43672) and incorporated herein by reference.

     5       Opinion of Latham & Watkins.

     23.1    Consent of Ernst & Young LLP.

     23.2    Consent of Latham & Watkins (included in Exhibit 5).

     24      Powers of Attorney.